First Quarter 2025 Update

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management, including statements about the completion of the Dun & Bradstreet ("D&B") and JANA transactions, our buyback program, the impact of our actions on shareholder value and net asset value, and our ability to implement our plans. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination or inability to complete the D&B and JANA transactions; risks associated with repayment of our outstanding debt and our capital allocation strategy; risks associated with the use of proceeds received as a result of the D&B and JANA transactions; risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including among others, consumer spending, business investment, government spending, the volatility and strength of the capital markets, investor and consumer confidence, foreign currency exchange rates, commodity prices, inflation levels, changes in trade policy, tariffs on goods, and supply chain disruptions; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager, and risks associated with being the subject of a proxy contest.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission (the “SEC”).

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Important Additional Information and Where to Find It

Cannae intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from Cannae’s shareholders for Cannae’s 2025 annual meeting of shareholders. CANNAE’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ CANNAE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that Cannae files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of Cannae’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Certain Information Regarding Participants in the Solicitation

Cannae, its directors (William P. Foley, II; Douglas K. Ammerman; Hugh R. Harris; C. Malcolm Holland; Mark D. Linehan; Frank R. Martire; Erika Meinhardt; Barry B. Moullet; William Royan; James B. Stallings, Jr.; Woodrow Tyler; and Frank P. Willey) and certain of its executive officers (Ryan R. Caswell, Chief Executive Officer; Bryan D. Coy, Chief Financial Officer; Peter T. Sadowski, Executive Vice President and Chief Legal Officer; and Michael L. Gravelle, Executive Vice President, General Counsel, and Corporate Secretary) and other employees may be deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from Cannae’s shareholders in connection with the matters to be considered at Cannae’s 2025 annual meeting of shareholders. Information regarding the names of Cannae’s directors and executive officers and certain other individuals and their respective interests in Cannae, by security holdings or otherwise, is set forth in the sections entitled “Compensation Discussion and Analysis and Executive and Director Compensation,” “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers,” and “Executive Compensation” of Cannae’s Proxy Statement on Schedule 14A in connection with the 2024 annual meeting of shareholders, filed with the SEC on April 26, 2024 (available here), Cannae’s Form 10-K/A, filed with the SEC on April 30, 2025 (available here), and Cannae’s Annual Report on Form 10-K, filed with the SEC on February 27, 2025 (available here). To the extent the security holdings of directors and executive officers change since the amounts described in these filings, such changes will be set forth on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which can be found at no charge at the SEC’s website at www.sec.gov. Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of Cannae’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in Cannae’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2025 annual meeting of shareholders, if and when they become available. These documents will be available free of charge as described above.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Fellow Shareholders,
I am grateful to Bill for his mentorship and all that he has provided to Cannae and its portfolio companies. We have made great progress and have significant opportunities in front of us to increase shareholder value. I look forward to working with the Board, our portfolio companies, and our shareholders to execute the strategy Bill laid out and position Cannae for long term success as a permanent capital vehicle. Below are some select highlights:

Cannae Holdings, Inc.
•Announced executive management succession:
◦William P. Foley, II, has transitioned as Cannae's CEO and Chairman of the Board and assumed the role of Vice Chairman of the Board
◦Cannae Board member Doug Ammerman has been appointed Chairman of the Board
◦Cannae President, Ryan R. Caswell, has been appointed as Chief Executive Officer
•Following the recently announced sale of Dun & Bradstreet "(D&B"), Cannae announced its intended use of at least $460 Million of the $630 Million in expected total D&B proceeds for share repurchases, dividends, and debt repayment
◦Cannae has already sold 9 million shares of D&B for $81 Million ahead of transaction close
•Cannae's Board appointed two additional independent directors, effective June 1, 2025, with significant investment and governance experience to enhance strategy

JANA Partners
•On May 12, 2025, Cannae announced an expansion of its strategic relationship with JANA Partners (“JANA”), an investment firm focused on creating value through engaged investing
•Cannae entered into an agreement to acquire an additional 30% stake in JANA, and post-closing will have total ownership of 50%, in exchange for an upfront payment of $67.5 million, with potential further payments aggregating $26 million upon certain future period Assets Under Management thresholds
•This further investment enhances and expands Cannae’s ability to allocate capital towards proprietary acquisition and investment opportunities that complement JANA’s strategy and investment activities
•This investment represents another step in Cannae’s strategy of rebalancing its portfolio away from its current public company investments to attractive companies that produce cash flow
Black Knight Football
•BKFC continues to make significant progress commercially, operationally and with its performance on the pitch
•For the first time in its history, AFC Bournemouth made Sportico's annual list of the World's 50 Most Valuable Football Clubs, with a valuation of $630 million based on the club’s 2023/2024 revenue of $203 million
•BKFC announced an agreement to acquire Vitality Stadium, AFC Bournemouth’s home stadium since 1910, and will begin the process of expansion and redevelopment
•AFC Bournemouth officially opened a new world class performance center for the first team and academy, which will be a marketing tool for the new players and enhance the development of its current squad and academy
•AFC Bournemouth currently sits in 10th place with 53 points, which already surpasses the club’s record points tally for a Premier League campaign with 2 games remaining. The club also matched its best ever finish in the FA Cup competition reaching the quarter finals
•FC Lorient earned promotion back to Ligue 1, the highest level of the French football league system

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
•Hibernian FC currently sits in 3rd place in the Scottish Premier League, its best result since the 2020/21 season. The team has 2 games remaining and is likely to qualify for European competition.
Dun & Bradstreet
•Entered into a definitive agreement to be acquired by Clearlake Capital at a transaction value of $7.7 Billion, including outstanding debt. At this value, Cannae expects to receive $630 Million of sale proceeds
•The transaction is expected to close in the third quarter of 2025
•Cannae expects to utilize at least $460 Million of these proceeds to repurchase at least $300 Million of its common shares, including through a tender offer, as well as repaying all $101 Million outstanding under its existing margin loan and retaining $60 Million for future quarterly dividends to shareholders
▪Cannae has already sold 9 million shares for $81 Million ahead of the transaction close
•Announced first quarter 2025 total revenue of $580 Million and organic revenue growth of 3.6%
•First quarter 2025 Adjusted EBITDA grew 4.8% to $211 Million
Alight
•Revenue for the quarter ended March 31, 2025, was $548 Million compared to $559 Million reported for the prior year
•Adjusted EBITDA improved slightly to $118 Million in the first quarter 2025, a $2 Million increase over $116 Million in the first quarter 2024
•Adjusted EBITDA Margin expanded 70 basis points to 21.5% of revenue vs 20.8% in the prior year
•The company repurchased $20 Million of its common stock during the quarter and has $261 Million of remaining share buyback authorization

Sincerely,

RYAN R. CASWELL
Chief Executive Officer

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Select Portfolio Updates

Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2025	March 31, 2024
Total revenues	$579.8	$564.5
Net loss attributable to Dun & Bradstreet Holdings, Inc.	$(15.8)	$(23.2)
EBITDA	$180.7	$160.3
Adjusted EBITDA	$210.9	$201.3

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

On March 24, 2025, D&B announced that it entered into a definitive agreement to be acquired by Clearlake Capital Group, in a transaction valued at $7.7 Billion, including outstanding debt, with an equity value of $4.1 Billion. D&B shareholders are to receive $9.15 per share in cash. The transaction is expected to close in the third quarter 2025.

D&B released first quarter 2025 results on May 1st, reporting total revenues of $580 Million in the current year quarter. Revenues on an organic constant currency basis grew 3.6% to $583 Million versus the prior year quarter, in line with management’s expectation for Q1 growth. Adjusted EBITDA grew 4.8% year-over-year to $211 Million in the 2025 quarter compared to $201 Million in the prior year first quarter, and Adjusted EBITDA margin increased 70 basis points to 36.4% in the first quarter 2025.

The company's retention rates remained solid at 96% and D&B's Vitality Index was 32 percent overall as clients continue to rely on the company's new and existing data & analytics to navigate these uncertain times and drive their organizations forward in a more agile, efficient and effective manner. D&B saw growth in both their North American and International segments where they continue to focus on growing through Finance, Risk and Master Data Management solutions.

D&B paid its quarterly cash dividend of $0.05 per share on March 20, 2025, to shareholders of record as of March 6, 2025. Pursuant to the merger agreement with Clearlake, D&B will not pay any further dividends prior to the closing of the merger, nor will it repurchase any of its own shares.

After selling 9 Million shares of D&B last week for $81 Million, Cannae holds 60.0 Million shares of D&B common stock, representing approximately 14% of D&B’s outstanding shares. As of May 9, 2025, the aggregate gross value of these shares was approximately $549 Million at the Clearlake agreement price.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2025	March 31, 2024
Total revenue	$548.0	$559.0
Net loss from continuing operations	$(17.0)	$(121.0)
EBITDA from continuing operations	$103.0	$(20.0)
Adjusted EBITDA from continuing operations	$118.0	$116.0

Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and 35 Million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.
Alight completed the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses, which is now called Strada, in July 2024. All comparative figures below refer to the continuing business unless otherwise noted.
On Thursday, May 8, 2025, the company released first quarter results and reported total revenue of $548 Million in the first quarter 2025 compared to $559 Million in the prior year. Alight posted a $17 Million net loss from continuing operations in the first quarter 2025, improving from a net loss of $121 Million in the prior year.

Adjusted EBITDA from continuing operations increased $2 Million or 1.7%, to $118 Million from $116 Million in the prior year. Importantly, the Adjusted EBITDA margin expanded 70 basis points year-over-year to 21.5% in the first quarter 2025 compared to 20.8% in the first quarter of 2024.

The company repurchased $20 Million of its shares during the quarter and at quarter end possessed $261 Million of share buyback authorization.

In February 2025, Alight's board declared a quarterly dividend of $0.04 per Alight share that was paid on March 17, 2025.

Management affirmed its previous guidance for 2025, projecting a revenue range of $2.32 Billion to $2.39 Billion, Adjusted EBITDA in the range of $620 Million to $645 Million and Free Cash Flow of $250 Million to $285 Million. Alight hosted an Investor Day on March 20, 2025, featuring presentations, panels and Q&A led by Alight’s management team. During the investor day, the company issued mid-term financial targets, projecting total annual growth rates of 4-6% by 2027, Adjusted EBITDA margins of approximately 30% by 2027, and cumulative free cash flow of approximately $1 Billion between 2025 and 2027.

The company also noted key wins this quarter from US Foods, Markel and Delek. At quarter end, the company had $2.2 Billion, or 92% of projected 2025 revenue under contract as well as $1.6 Billion for the full year 2026 and $1.2 Billion for the full year 2027.

Cannae holds 40.5 Million shares of Alight Class A common stock, representing approximately 8% of Alight’s outstanding shares. As of May 9, 2025, the aggregate gross value of these shares was approximately $225 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
System1, Inc.
(NYSE: SST)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2025	March 31, 2024
Total revenues	$74.5	$84.9
Net loss	$(19.9)	$(13.8)
EBITDA	$7.3	$14.0
Adjusted EBITDA	$12.1	$0.4

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, and the delivery of high-intent customers to advertising partners. For more information, visit system1.com.

Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations on a three-month lag. Cannae's recorded book value for this investment is zero, and accordingly, our results of operations do not presently include our ratable portion of System1's net earnings or loss.

System1 released first quarter 2025 results on May 6, 2025, reporting revenue and Adjusted EBITDA above the high-end of management's guidance.

The company reported total revenue of $75 Million for the quarter ended March 31, 2025, a 12% decrease from the prior year, and a net loss of $20 Million compared to a net loss of $14 Million in the prior year.

The 2024 period included a $20 Million gain on early extinguishment of debt relating to the company's repurchase of $64 Million of System1's term loan for an aggregate purchase price of $41 Million pursuant to a Dutch auction tender offer.

Adjusted EBITDA for the first quarter of 2025 was $12 Million, compared to $0.4 Million in the prior year. At March 31, 2025, System1's unrestricted cash and term loan balance were $44 Million and $275 Million, resulting in net leverage of 4.6 times.

Cannae holds 27.0 Million shares of SST, or approximately 27% of outstanding shares. As of May 9, 2025, the aggregate gross value of these shares was approximately $12 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Black Knight Football
(Private)

Black Knight Football Club, LP ("Black Knight Football" or "BKFC"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across Black Knight Football’s network of owned and operated clubs, while driving both strong on-field performance and financial results. BKFC owns 100% of AFC Bournemouth ("AFCB" or the "Cherries"), a football club competing in the highest level of the men's English football league system, the Premier League, and minority interests in FC Lorient (French Ligue 2) and Hibernian FC (Scottish Premiership).

AFC Bournemouth

The Cherries have set a new club record points tally for a Premier League campaign, surpassing the previous 48-point record set in the 2023/24 season. Currently in 10th position with 53 points, the Cherries have 2 games remaining in the regular season. In the FA Cup competition, the team qualified for the quarterfinals, matching the best finish ever for the club.

There were exciting advances off the pitch as well. On May 7th, Sportico released its annual list of the World's 50 Most Valuable Football Clubs. Bournemouth made the list for the first time in its history, coming in at number 48 with a valuation of $630 million based on the club’s 2023/2024 revenue of $203 million. In April, BKFC announced it had entered into an agreement to acquire Vitality Stadium, which has been the home of AFCB since 1910. This represents the first step in BKFC's plans to renovate and expand the stadium to accommodate the Cherries' growing fanbase. Additionally, after two years of construction, the club moved into its world-class Performance Centre in April. The Performance Centre is a testament to BKFC's commitment to providing its clubs with the infrastructure to succeed in all competitions.

The club was chosen to represent the Premier League in the Summer Series US Tour 2025. Along with Manchester United, Everton and West Ham, AFCB will play matches in New York/New Jersey, Chicago and Atlanta. This selection highlights the growing global profile of the brand.

From a business perspective, the club should finish the season with significant growth in all revenue areas, including Commercial, Ticketing, Hospitality and Retail. And with the start of the 25/26 season, the club is pleased to have all major partnerships assets (Front of Shirt, Sleeve and Naming Rights) already under contract.

FC Lorient

On April 27th FC Lorient achieved its primary objective this season by earning promotion back to Ligue 1 and ended the season in 1st place with 71 points, 2 points ahead of Paris FC in the table. The team’s top scorer is Elie Junior Kroupi who has 22 goals this campaign, which leads all of Ligue 2 (despite missing all of November due to injury). Kroupi is on loan from AFC Bournemouth after a deal to acquire the player was completed in January. FC Lorient is beginning the preparation for its return to Ligue 1.

Hibernian FC (Hibs)

Hibs currently sits in 3rd place with 56 points and 2 games remaining. A 3rd place finish would mark Hibs’ best Scottish Premiership finish since the 2020/21 season and would also result in the opportunity to compete in the Europa League qualifying rounds. From mid-December through, the club lost only once in 18 matches across all competitions, winning 10 and unbeaten in 17 of them, matching a club record that dates back to 1948.

Black Knight Football Club

In April, BKFC also announced a new strategic affiliation agreement with Orlando City SC of Major League Soccer, focusing on player development, scouting operations, executive collaboration and commercial opportunities. The partnership gives BKFC its first direct connection to a professional team in North America.

As of May 9, 2025, Cannae has invested $224 Million, representing an approximate 44% ownership interest in Black Knight Football.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE

Cannae Restaurant Group
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2025	March 31, 2024
Total revenues	$99.1	$106.5
Net earnings (loss)	$(3.2)	$(2.4)
EBITDA	$0.7	$1.6
Adjusted EBITDA	$(0.6)	$2.1

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar restaurant concepts, in which Cannae has 88.5% and 65.4% equity ownership interests, respectively. The Ninety Nine brand was founded in 1952 and consists of 93 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 57 company-owned and four franchise locations in thirteen Southern and Midwestern states. Both brands are focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com and www.ocharleys.com.
Our Restaurant Group continues to execute a long-term plan, that is focused on increasing same-store sales, enhancing the guest experience, and continued rationalizing of support costs.

Same-store sales and guest counts are industry metrics used to evaluate the current and long-term health of restaurants. Like most of the casual dining industry, our Restaurant Group faced major headwinds in the first quarter of 2025 in both metrics. While the Ninety-Nine brand outperformed the Baird Index, economic uncertainty and unusually inclement weather in the primary geographic markets for both brands placed additional pressure on same-store sales and guest counts during the quarter.

Within the latter part of the first quarter of 2025, we completed significant changes to leadership of RGS and O'Charley's management team as well as regional and store-level management. The new team has already made improvements to control store level costs and improve top line flow through, including a new data-driven menu strategy and updates to the labor system to improve guest experience while reducing labor costs.

The changes in leadership and intensified operational focus are a strategic, foundational approach to improve guest experience while continuing to improve operational cost controls.

Within the first quarter of 2025, the corporate leadership team continues to reduce other shared brand support costs, as the Restaurant Group realized over $1 Million of planned brand support savings. This will grow in the second quarter as certain agreements expire and the group moves to a significantly more cost-efficient support center building in June 2025.

As of May 9, 2025, Cannae has invested $144 Million in the Restaurant Group.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
FIRST QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2025	2024
Three months ended March 31,
Restaurant revenue	$99.1	$106.5
Other operating revenue	4.1	4.2
Total operating revenues	103.2	110.7
Cost of restaurant revenue	91.0	94.2
Personnel costs	14.2	23.2
Depreciation and amortization	3.1	3.3
Other operating expenses, including asset impairments	16.3	30.6
Total operating expenses	124.6	151.3
Operating loss	(21.4)	(40.6)
Interest, investment and other income	1.4	2.1
Interest expense	(3.8)	(2.6)
Recognized losses, net	7.2	4.9
Total other income (expense), net	4.8	4.4
Loss before income taxes and equity in losses of unconsolidated affiliates	(16.6)	(36.2)
Income tax expense	20.2	56.5
Equity in (losses) earnings of unconsolidated affiliates	(1.9)	17.6
Net loss from continuing operations	(38.7)	(75.1)
Net loss from discontinued operations, net of tax	(76.3)	(16.7)
Less: net loss attributable to noncontrolling interests	(2.0)	(1.9)
Net loss attributable to Cannae Holdings, Inc. common shareholders	$(113.0)	$(89.9)

Per share amounts:
Net loss per share from continuing operations - basic	$(0.59)	$(1.03)
Net loss per share from discontinued operations - basic	(1.22)	(0.24)
Net loss per share attributable to Cannae common shareholders - basic	$(1.81)	$(1.27)
Net loss per share from continuing operations - diluted	$(0.59)	$(1.03)
Net loss per share from discontinued operations - diluted	(1.22)	(0.24)
Net loss per share attributable to Cannae common shareholders - diluted	$(1.81)	$(1.27)
Cannae weighted average shares outstanding - basic	62.3	70.8
Cannae weighted average shares outstanding - diluted	62.3	70.9

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
BALANCE SHEETS

	March 31, 2025	December 31, 2024
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$126.2	$131.5
Short-term investments	—	6.2
Other current assets	19.5	23.5
Income tax receivable	10.5	35.7
Assets of discontinued operations held for sale	617.3	—
Total current assets	773.5	196.9
Investments in unconsolidated affiliates	784.2	764.9
Equity securities, at fair value	47.9	56.2
Lease assets	134.9	136.0
Property and equipment, net	53.6	61.8
Other intangible assets, net	14.6	15.1
Goodwill	53.4	53.4
Deferred tax asset	55.0	73.9
Other long term investments and noncurrent assets	179.3	178.8
Noncurrent assets of discontinued operations held for sale	—	691.9
Total assets	$2,096.4	$2,228.9
Current liabilities:
Accounts payable and other accrued liabilities, current	$53.5	$54.8
Lease liabilities, current	14.8	14.5
Deferred revenue	14.3	16.2
Notes payable, current	102.0	61.0
Total current liabilities	184.6	146.5
Notes payable, long-term	68.6	120.0
Lease liabilities, long-term	133.1	134.6
Accounts payable and other accrued liabilities, long-term	13.4	12.5
Total liabilities	399.7	413.6
Additional paid-in capital	2,021.0	2,013.3
Retained earnings	446.5	567.1
Treasury stock	(726.3)	(724.7)
Accumulated other comprehensive loss	(21.3)	(19.2)
Noncontrolling interests	(23.2)	(21.2)
Total equity	1,696.7	1,815.3
Total liabilities and equity	$2,096.4	$2,228.9

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, transition costs, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B defines organic revenue as reported revenue before the effect of foreign exchange excluding revenue from acquired businesses, if applicable, for the first twelve months. In addition, organic revenue excludes current and prior year revenue associated with divested businesses, if applicable. D&B management believes the organic measure provides investors and analysts with useful supplemental information regarding the Company’s underlying revenue trends by excluding the impact of acquisitions and divestitures.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other non-operating expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited.
Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Alight management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases.

System1

We include System1's Adjusted EBITDA, a non-GAAP financial measure, in this release as it represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expenses, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 management believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting, wherein D&B's results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in our consolidated results of operations. As a result of D&B entering into a definitive agreement to be acquired and Cannae entering into a related voting and support agreement in the first quarter of 2025, D&B is presented as a discontinued operation and asset held for sale in our Condensed Consolidated Financial Statements for all periods reported therein.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2025	2024
Three months ended March 31,
Net loss attributable to D&B	$(15.8)	$(23.2)
Depreciation and amortization	144.7	144.0
Interest expense, net	51.4	83.7
Income tax expense (benefit)	0.4	(44.2)
EBITDA	180.7	160.3
Other income, net	(1.3)	(0.1)
Equity in net income of affiliates	(0.4)	(0.9)
Net income attributable to noncontrolling interest	1.0	1.3
Equity-based compensation	14.7	17.9
Restructuring charges	2.9	3.4
Merger, acquisition and divestiture-related operating costs	2.5	0.2
Transition costs	9.6	17.4
Other adjustments	1.2	1.8
Adjusted EBITDA	$210.9	$201.3

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA from Continuing Operations
(In Millions) (Unaudited)

	2025	2024
Three months ended March 31,
Net loss from continuing operations(1)	$(17.0)	$(121.0)
Interest expense, net	22.0	31.0
Income tax benefit	(3.0)	(27.0)
Depreciation and amortization	101.0	97.0
EBITDA from continuing operations	103.0	(20.0)
Share-based compensation	6.0	28.0
Transaction and integration expenses (2)	3.0	17.0
Restructuring	4.0	15.0
(Gain) loss from change in fair value of financial instruments	(8.0)	21.0
Loss from change in fair value of tax receivable agreement	9.0	55.0
Other	1.0	—
Adjusted EBITDA from continuing operations	$118.0	$116.0
Revenue	$548.0	$559.0
Adjusted EBITDA Margin from continuing operations(3)	21.5%	20.8%
_____________________________________________
(1) Adjusted EBITDA excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.
(2) Transaction and integration expenses primarily relate to acquisition and divestiture activity.
(3) Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Free Cash Flow Reconciliation
(In Millions) (Unaudited)

Three Months Ended March 31,	2025	2024
Cash provided by operating activities - continuing operations	$73.0	$92.0
Capital expenditures	(29.0)	(31.0)
Free Cash Flow	$44.0	$61.0

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations on a three-month lag. After recording System1's net loss in the fourth quarter of 2023, Cannae's recorded book value for this investment was reduced to nil. Accordingly, our results of operations do not presently include our ratable portion of System1's net earnings or loss.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	2025	2024
Three months ended March 31,
Net loss	$(19.9)	$(13.8)
Interest expense, net	7.1	8.0
Income tax benefit	(0.4)	—
Depreciation and amortization	20.5	19.8
EBITDA from continuing operations	7.3	14.0
Other income	—	(0.1)
Equity-based compensation	2.7	4.0
Non-cash revaluation of warrant liability	—	(0.3)
Gain on extinguishment of related party debt	—	(19.7)
Acquisition and restructuring costs	2.1	2.5
Adjusted EBITDA from continuing operations	$12.1	$0.4

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Restaurant Group

Cannae accounts for its ownership of the Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2025	2024
Three months ended March 31,
Net loss	$(3.2)	$(2.4)
Interest expense, net	1.5	1.3
Income tax expense	—	—
Depreciation and amortization	2.4	2.7
EBITDA	0.7	1.6
Noncontrolling interest benefit	(1.8)	(1.7)
Non-cash impairment expense	0.2	0.7
Non-recurring recognized loss, store disposal costs and other (1)	0.3	1.5
Adjusted EBITDA	$(0.6)	$2.1
_____________________________________________
(1) Includes recognized gains and losses and costs incurred to dispose of fixed assets and other non-recurring costs including severance expense.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2025 UPDATE
Corporate Information

MANAGEMENT TEAM

Ryan R. Caswell
Chief Executive Officer

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
General Counsel and Corporate Secretary

Brett A. Correia
Chief Accounting Officer

FIRST QUARTER 2025
CONFERENCE CALL DETAILS

Date: May 12, 2025
Time: 5:00 pm ET
Participant dial-in:
1-844-826-3035 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10198456. The telephonic replay will be available until 11:59 pm ET on May 26, 2025.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

Douglas K. Ammerman
Chairman of the Board
Cannae Holdings, Inc.

William P. Foley, II
Vice Chairman of the Board
Cannae Holdings, Inc.

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman and Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President and Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Erika Meinhardt
Director
Cannae Holdings, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

William T. Royan *
Founding Partner
Markets Infrastructure Partners, LP

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Woodrow Tyler *
Investment Committee Member
Michigan Health Endowment Board

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

 * Effective June 1, 2025

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
8474 Rozita Lee Avenue, Suite 300
Las Vegas, NV 89113

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form
10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING INFORMATION

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis
203-428-3223
jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com